ALLEN & GLEDHILL

From : Leonard Ching
leonard.ching@allenandgledhill.com

DID : +65 6890 7730
Fax : +65 6302 3111

Our reference : LCTP/1023003576
Your reference :

22 June 2023

Genius Group Limited
8 Amoy Street #01-01
Singapore 049950

Board of Directors of Genius Group Limited

Dear Sirs

GENIUS GROUP LIMITED (THE "COMPANY") – REGISTRATION STATEMENT ON FORM S-8

1. We have acted as Singapore legal counsel to the Company in connection with the preparation of the Company's Registration Statement on Form S-8 (the "**Registration Statement**") being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "**Securities Act**"). The Registration Statement has been filed to register:

   (a) 259,122 ordinary shares of the Company (the "**2019 and 2020 ESOP Shares**") to be issued pursuant to employee share options that had been granted, and which have been exercised, pursuant to the Company's Employee Share Option Plan adopted in 2018 (the "**2018 Plan**");

   (b) 129,795 ordinary shares of the Company (the "**2021 ESOP Shares**") to be issued pursuant to employee share options that had been granted, and which have not been exercised, pursuant to the 2018 Plan;

   (c) 45,207 ordinary shares of the Company (the "**RSU Grants to Employees and Directors**") to be issued pursuant to restricted share units granted to certain employees in accordance with the terms of their employment agreements;

   (d) 347,745 ordinary shares of the Company (the "**2022 RSU Shares**") to be issued, subject to vesting, pursuant to restricted share units granted to certain employees in accordance with the terms of their employment agreements;

   (e) 560,188 ordinary shares of the Company (the "**2022 Employee Option Shares**") to be issued, subject to vesting and/or exercise, pursuant to share options or awards granted to certain employees in accordance with the terms of their employment agreements; and

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(f) 2,000,000 ordinary shares of the Company (the "**2023 ESOP Shares**") to be issued pursuant to employee share options that may be granted pursuant to the Company's Employee Share Incentive Plan adopted in 2023 (the "**2023 Plan**").

We have taken instructions solely from the Company. This opinion is being rendered solely to the Company in connection with the filing of the Registration Statement.

2. For the purpose of rendering this opinion, we have examined:

(a) a copy of each of the 2018 Plan and the 2023 Plan;

(b) a copy of the relevant employment agreements referred to in Paragraphs 1(d) and 1(e) above;

(c) a copy of the Registration Statement;

(d) a copy of the Constitution of the Company;

(e) a copy of the Certificate Confirming Incorporation of Company dated 2 July 2020 issued by the Accounting and Corporate Regulatory Authority of Singapore ("**ACRA**") confirming that the Company is a public company limited by shares;

(f) copies of the resolutions in writing of the board of directors of the Company dated 24 March 2022, 18 January 2023, 23 April 2023 and 5 May 2023 (the "**Board Resolutions**") and a copy of the resolutions of the Compensation Sub-Committee dated 19 January 2023 (the "**Sub-Committee Resolutions**");

(g) a copy of the Notice of Annual General Meeting (the "**2022 AGM**") dated 19 August 2022 (the "**Notice of AGM**") containing the resolutions of the Company's shareholders (the "**Shareholders**") to approve, among other things, issuances of shares and instruments (the "**Shareholders' Resolutions**", and together with the Board Resolutions and the Sub-Committee Resolutions, the "**Resolutions**");

(h) a copy of the minutes of the 2022 AGM dated 9 September 2022 evidencing that all of the Shareholders' Resolutions in the Notice of AGM have been duly passed; and

(i) such other documents as we have considered necessary or desirable in order that we may render this opinion.

3. Save as expressly provided in paragraph 5 of this legal opinion, we express no opinion whatsoever with respect to any agreement or document described in paragraph 2 of this legal opinion.

4. We have assumed:

(a) the correctness of all facts stated in all documents submitted to us;

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(b) the genuineness of all signatures and seals on all documents and the completeness, and the conformity to original documents, of all copies submitted to us;

(c) that copies of each of the Resolutions submitted to us for examination are true, complete and up-to-date copies and have not been modified, supplemented or superseded;

(d) that the Resolutions have not been rescinded or modified and they remain in full force and effect and that no other resolution or other action has been taken which may affect the validity of the Resolutions;

(e) that the appointment of any corporate representatives in relation to the Shareholders' approval obtained under the Shareholders' Resolutions had been validly authorised;

(f) that the grants, acceptances and exercises of all employee share options and restricted share units referred to in this letter have been or will be validly made in accordance with the terms of the 2018 Plan, the 2023 Plan and the relevant employment agreements referred to in Paragraphs 1(c), 1(d) and 1(e) above (the "**Employment Agreements**");.

(g) that the Company was converted into a public company on 31 July 2019 in accordance and in compliance with Section 31(2) of the Companies Act 1967 of Singapore;

(h) that, save in respect of certain information relating to the number of existing issued shares of the Company which the Company has on 19 April 2023 informed us is being updated to take into account the conversion of certain convertible instruments, by way of additional filings with ACRA, (i) the information disclosed by the electronic searches made on 12 June 2023 (the "**ACRA Searches**") of the electronic records of the ACRA against the Company is true and complete, (ii) such information has not since then been materially altered, and (iii) the ACRA Searches did not fail to disclose any material information which has been delivered for filing but did not appear on the public file at the time of the ACRA Searches;

(i) that where a document has been submitted to us in draft form, it will be executed in the form of that draft;

(j) the numbers of ordinary shares to be issued in respect of the 2019 and 2020 ESOP Shares, the 2021 ESOP Shares, the RSU Grants to Employees and Directors, the 2022 RSU Shares, the 2022 Employee Option Shares and the 2023 ESOP Shares (together, the "**Registered Shares**") are consistent and in accordance with the commercial intent and in compliance with the provisions of the Employment Agreements, the Sub-Committee Resolutions, the Board Resolutions, the 2018 Plan and the 2023 Plan;

(k) each of the 2018 Plan and the 2023 Plan has been validly adopted by the Company;

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(l) the board of directors of the Company or, as the case may be, such person(s) as authorised by the board of directors of the Company shall, before the allotment, issuance and delivery of the Registered Shares, resolve to approve the allotment, issuance and delivery of such number of Registered Shares in accordance with the provisions of the 2018 Plan, the 2023 Plan or, as the case may be, the Employment Agreements; and

(m) the Registered Shares will be issued either (i) pursuant to the Shareholders' Resolutions obtained at the 2022 AGM before the conclusion of the next Annual General Meeting of the Company subsequent to the date of this letter or the date by which the next Annual General Meeting of the Company subsequent to the date of this letter is required by law to be held, whichever is the earlier (the "**Shareholders' Resolutions Expiration Date**"); or (ii) in the event that the Registered Shares are issued after the Shareholders' Resolutions Expiration Date, pursuant to a further approval of the Shareholders validly obtained pursuant to Section 161 of the Companies Act 1967 of Singapore.

5. Based upon and subject to the foregoing, and subject to any matters or documents not disclosed to us, we are of the opinion that the Registered Shares to be issued by the Company pursuant to the Shareholders' Resolutions obtained at the 2022 AGM referred to in Paragraph 4(m) above and, in the event that the Registered Shares are to be issued after the Shareholders' Resolutions Expiration Date, assuming that a further approval of the Shareholders is validly obtained pursuant to Section 161 of the Companies Act 1967 of Singapore, will be duly authorised by the Company for allotment, issuance and delivery thereof by the Company and, when allotted, issued and delivered by the Company in accordance with and in compliance with the provisions of the 2018 Plan, the 2023 Plan or, as the case may be, the Employment Agreements, the Registered Shares will be validly issued, fully paid and non-assessable.

6. For the purposes of this opinion, we have assumed that the term "non-assessable" in relation to the Registered Shares offered means under Singapore law that holders of such shares, having fully paid up all amounts due on such shares as to the issue price thereon, are under no further personal liability to contribute to the assets or liabilities of the Company in their capacities purely as holders of such shares.

7. This opinion relates only to the laws of general application of the Republic of Singapore as published at the date hereof and as currently applied by the courts of the Republic of Singapore, and is given on the basis that it will be governed by and construed in accordance with the laws of the Republic of Singapore. We have made no investigation of, and do not express or imply any views on, the laws of any country other than the Republic of Singapore. In respect of the Registration Statement, we have assumed due compliance with all matters concerning the laws of all other jurisdictions other than the Republic of Singapore.

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8. We hold ourselves out as only having legal expertise and our statements in this letter are made only to the extent that a law firm practising Singapore law in the Republic of Singapore, having our role in connection with the filing of the Registration Statement, would reasonably be expected to have become aware of relevant facts and/or to have identified the implications of those facts.

9. Our opinion is strictly limited to the matters stated herein and is not to be read as extending by implication to any other matter in connection with the filing of the Registration Statement or otherwise including, but without limitation, any other document signed in connection with the same. Subject to the foregoing, we consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to all references to us, if any, in the Registration Statement, and any amendments thereto. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations promulgated thereunder. Further, save for the use of this opinion as an exhibit to the Registration Statement, this opinion is not to be circulated to, or relied upon by, any other person (other than persons entitled to rely on it pursuant to applicable federal securities laws in the United States, if applicable) or quoted or referred to in any public document or filed with any governmental body or agency without our prior written consent.

10. This opinion is given on the basis of the laws of the Republic of Singapore in force as at the date of this opinion and we undertake no responsibility to notify you of any change in the laws of the Republic of Singapore after the date of this opinion.

Yours faithfully

Allen & Gledhill LLP

Allen & Gledhill LLP